Exhibit 5.1

Zura Bio Limited c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands	D +1 345 815 1877 E Bradley.Kruger@ogier.com Reference: 502885.00001 30 September 2026

Zura Bio Limited (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) (including the exhibits thereto, the Registration Statement) related to the registration with the Commission under the Act of: (a) 6,948,913 Class A ordinary shares of a par value of US$0.0001 each in the capital of the Company (the EIP Shares), issuable to eligible persons under the Company's 2023 Equity Incentive Plan (the EIP); and (b) 1,767,880 Class A ordinary shares of a par value of US$0.0001 each in the capital of the Company (the Inducement Shares, and together with the EIP Shares, the Ordinary Shares) issuable under the inducement stock option awards granted by the Company on 14 July 2025, 30 April 2026, 12 May 2026 and 20 August 2026 (the Inducement Awards).

We have been advised that the Ordinary Shares may be granted and issued from time to time as set forth in the EIP, the Inducement Awards and the Registration Statement and any amendments thereto and that this opinion is required to be furnished in accordance with the Registration Statement. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issuance of the Ordinary Shares.

Ogier (Cayman) LLP

89 Nexus Way

Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

T +1 345 949 9876

F +1 305 513 5888

ogier.com

A list of Partners may be inspected on our website

Zura Bio Limited

30 September 2026

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly registered as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate authorisation

(b)	The Company has taken all requisite corporate action under its M&A (as defined in Schedule 1) to authorise:

(i)	the issuance of the Ordinary Shares (including: (a) the issuance of EIP Shares upon the conversion or exercise of awards that may be issued pursuant to the terms of the EIP (EIP Award); or (B) the issuance of Inducement Shares upon the conversion or exercise of the Inducement Awards); and

(ii)	the performance of its obligations, and the exercise of its rights, under the EIP, the Inducement Awards and the Registration Statement.

Ordinary Shares

(c)	The Ordinary Shares to be reserved and issued by the Company as contemplated by the Registration Statement (including the issuance of the EIP Shares upon conversion or exercise of any EIP Award or the issuance of the Inducement Shares upon conversion or exercise of any of the Inducement Awards) shall be validly issued, fully paid and non-assessable:

Zura Bio Limited

30 September 2026

(i)	in respect of EIP Shares issuable pursuant to the EIP, when the board of directors of the Company (the Board) has taken all necessary corporate actions to approve:

(A)	the form, terms, execution and delivery of the relevant agreement relating to the issuance of the EIP Award;

(B)	the issuance and allotment of the EIP Shares (including the issuance of the Ordinary Shares upon the conversion or exercise of any EIP Award) in accordance with the EIP and the relevant EIP Award (together, the Incentive Documents); and

(C)	all related matters;

(ii)	in respect of Ordinary Shares issuable pursuant to the EIP or the Inducement Awards, either:

(A)	the provisions of the relevant Incentive Documents approved by the Board or the Inducement Awards have been satisfied and payment of the consideration specified therein (being not less than the par value of the Ordinary Shares) has been made; or

(B)	if such Ordinary Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other EIP Award, the terms of such EIP Award, the M&A or the instrument governing such EIP Award, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Ordinary Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Ordinary Shares, in each case in accordance with the M&A.

As a matter of Cayman Islands law, the Ordinary Shares are only issued when they have been entered into the register of members of the Company.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

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30 September 2026

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us listed in Schedule 1 will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the M&A) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier (Cayman) LLP

Zura Bio Limited

30 September 2026

Schedule 1

Documents examined and searches conducted

1	The Certificate of Incorporation of the Company dated 10 March 2021, and the Certificate of Incorporation on Change of Name of the Company dated 21 March 2023, each issued by the Registrar (together, the Certificate of Incorporation).

2	The second amended and restated memorandum and articles of association of the Company adopted by way of special resolution passed by shareholders of the Company on 16 March 2023 and effective on 20 March 2023 (the M&A).

3	A Certificate of Good Standing dated 28 September 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it: (a) copies of the written resolutions of the directors of the Company passed on 20 March 2023, 25 April 2023, 31 May 2023, 25 June 2025 and 12 May 2026 (the Board Resolutions); and (b) copies of the written resolutions of the compensation committee of the Board passed on 14 July 2025, 30 April 2026 and 20 August 2026 (the Committee Resolutions and, together with the Board Resolutions, the Resolutions).

5	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 30 September 2026 (the Register of Writs).

6	The Registration Statement.

7	The EIP.

8	The Inducement Awards.

The documents listed in this Schedule 1, together, the Documents.

Zura Bio Limited

30 September 2026

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the M&A, the Good Standing Certificate, the Resolutions, and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been, or will be, executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Ordinary Shares are issued.

7	No invitation has been, or will be, made by or on behalf of the Company to the public in the Cayman Islands to subscribe for or purchase any of the Ordinary Shares.

8	Prior to giving effect to the transactions contemplated by the Documents and the Registration Statement (the Transactions), including the issue and allotment of the Ordinary Shares: (i) the Registration Statement (including all necessary post-effective amendments) will have become effective under the Act; (ii) all statutory documents necessary to give effect to such Transactions will have been executed, delivered and filed with the applicable governmental authorities (including, where applicable, the Registrar) and all required fees and other amounts will have been paid; and (iii) all other necessary action will have been taken under all applicable laws (other than the laws of the Cayman Islands) to authorise, approve and permit the Transactions, and any and all consents, approvals and authorisations from applicable governmental and regulatory authorities required to authorise and permit the Transactions will have been obtained.

9	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Status, authorisation and execution

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30 September 2026

10	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

11	Each Document and the performance of the obligations of each party thereto has been duly authorised, executed and unconditionally delivered, as applicable, by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

12	In authorising the execution and delivery of the Documents by the Company, the issue and allotment of the Ordinary Shares, and the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

13	Any individuals who are parties to a Document, or who sign, or have signed, documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Documents, sign such documents and give such information.

14	Where the issuance of any EIP Awards or Inducement Awards have been approved by the compensation committee of the board of directors of the Company, authority has been duly delegated by the board of directors of the Company to the compensation committee in respect thereof.

15	The persons named in the Resolutions as authorised to execute any Documents on behalf of the Company which have not been executed as of the date hereof, will in fact execute such documents with the intention to bind the Company.

Enforceability

16	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company;

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

17	There are no agreements, documents, or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

Zura Bio Limited

30 September 2026

18	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) of the Cayman Islands.

Share Issuance

19	The Ordinary Shares to be issued after the date of this opinion shall be issued at an issue price in excess of the par value thereof, and will be entered on the register of members of the Company as fully paid.

Authorisations

20	No Ordinary Shares will be issued unless and until all required approvals (including shareholder approvals) required by the rules and regulations of the Nasdaq Stock Market LLC have been obtained. Any conditions to which such approvals are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

Register of Writs

21	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Zura Bio Limited

30 September 2026

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

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30 September 2026

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.